Exhibit 10(b)

RESTRICTED STOCK AWARD AND RETENTION AGREEMENT

under the

FPL GROUP, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

This Restricted Stock Award and Retention Agreement ("Agreement"), between FPL Group, Inc. (hereinafter called the "Company") and K. Michael Davis (hereinafter called the "Participant") is dated and effective August 28, 2008.

1.    Grant of Restricted Stock Award - The Company hereby grants to the Participant 4,906 shares of the Company's common stock, par value $.01 per share ("Common Stock"), which shares (the "Awarded Shares") shall be subject to the restrictions set forth in Sections 2 and 3, below, as well as all other terms and conditions set forth in this Agreement and in the Company's Amended and Restated Long Term Incentive Plan, as amended from time to time (the "Plan").

2.    Vesting - Restrictions and Limitations - Subject to the limitations and other terms and conditions set forth in this Agreement and in the Plan, the Awarded Shares shall vest, the Company shall remove all restrictions from such Awarded Shares and the Participant shall obtain unrestricted ownership of the Awarded Shares on December 31, 2009 (the "Vesting Date"):

The period between the date of grant of the Awarded Shares and the Vesting Date or earlier date on which the Awarded Shares may vest in accordance herewith shall be hereinafter referred to as the "Restriction Period."

3.    Terms and Conditions - The Awarded Shares shall be registered in the name of the Participant effective on the date of grant. The Company will issue the Awarded Shares either (i) in certificated form, subject to a restrictive legend substantially in the form attached hereto as Exhibit "A" and stop transfer instructions to its transfer agent, and will provide for retention of custody of the Awarded Shares prior to vesting and/or (ii) in non-certificated form, subject to restrictions and instructions of like effect. Prior to vesting (and if the Awarded Shares have not theretofore been forfeited in accordance herewith), the Participant shall have the right to enjoy all shareholder rights (including without limitation the right to receive cash dividends and to vote the Awarded Shares at all meetings of the shareholders of the Company at which holders of Common Stock have the right to vote), with the following exceptions:

(a)    The Participant shall not be entitled to delivery of unrestricted shares until the end of the Restriction Period.

(b)    The Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Awarded Shares prior to the end of the Restriction Period.

4.    Vesting Conditions - Except as otherwise set forth herein or in the Plan, in order for the Awarded Shares to vest the Participant must (i) remain in the continuous employment of the Company as Controller & Chief Accounting Officer and as Vice President Accounting & Chief Accounting Officer of Florida Power & Light Company ("FPL") (or with such other title or duties as the Company's Chief Executive Officer or Chief Financial Officer shall approve in writing) from the effective date of this Agreement through the Vesting Date and (ii) remain in compliance with, and not breach, the terms and conditions (including without limitation the Protective Covenants) set forth in this Agreement. A breach by the Participant of the terms and conditions set forth in this Agreement shall result in the immediate forfeiture of all then unvested Awarded Shares. Except as otherwise set forth in the Plan as in effect on the date hereof in connection with a Change of Control (as defined in the Plan), in the event that the Participant's employment with the Company (or a subsidiary, affiliate or successor of the Company) terminates for any reason prior to the Vesting Date, his or her rights hereunder will be determined as follows:

(a)    Except as otherwise set forth in section 4(c), below, if the Participant's termination of employment prior to the Vesting Date is due to resignation, discharge for Cause (as hereinafter defined), or retirement, all rights to Awarded Shares (including without limitation rights to dividends not theretofore paid) under this Agreement shall be immediately forfeited, and

(b)    If the Participant's termination of employment is due to:

    total and permanent disability (as defined under the Company's executive long-term disability plan in effect at the time of disability),

    death, or

    discharge without Cause

the Awarded Shares shall vest on the date of termination of employment, in accordance with the following schedule:

Date of termination of employment under this Section 4(b)	Number of shares vested
Between 8/28/08 and 9/30/08	1,168
Between 10/1/08 and 10/31/08	1,402
Between 11/1/08 and 11/30/08	1,635
Between 12/1/08 and 12/31/08	1,869
Between 1/1/09 and 1/31/09	2,103
Between 2/1/09 and 2/28/09	2,336
Between 3/1/09 and 3/31/09	2,570
Between 4/1/09 and 4/30/09	2,803
Between 5/1/09 and 5/31/09	3,037
Between 6/1/09 and 6/30/09	3,271
Between 7/1/09 and 7/31/09	3,504
Between 8/1/09 and 8/31/09	3,738
Between 9/1/09 and 9/30/09	3,972
Between 10/1/09 and 10/31/09	4,205
Between 11/1/09 and 11/30/09	4,439
Between 12/1/09 and Vesting Date	4,672
; and

(c)    If the Participant's termination of employment occurs prior to the Vesting Date but after a Change of Control, then the Awarded Shares shall vest as set forth in Section 9.01(ii) of the Plan as in effect on the date hereof.

(d)    If the Participant's employment is terminated prior to vesting of the Awarded Shares for any reason other than as set forth in sections 4(a), (b) and (c) above, or if an ambiguity exists as to the interpretation of those sections, the Compensation Committee of the Company's Board of Directors (the "Committee") shall determine whether the Participant's then-unvested Awarded Shares shall be forfeited or whether the Participant shall be entitled to vesting (pro rata or otherwise) as set forth above, and any Awarded Shares which may vest shall do so on the date of termination of employment.

For purposes of this Agreement, "Cause" shall mean a material and willful failure by the Participant to meet his obligations as Controller & Chief Accounting Officer and as Vice President Accounting & Chief Accounting Officer of FPL (or such other obligations or duties as the Company's Chief Executive Officer or Chief Financial Officer shall reasonably assign to him, which shall be reasonably similar to the Participant's duties on the date hereof or shall be reasonably related to the transition of such duties to the Participant's successor). Cause shall also mean the Participant's conviction of, or plea of guilty or nolo contendere to, a felony involving (i) an act of dishonesty against the Company, (ii) an act of moral turpitude, or (iii) an act that causes, or could reasonably be expected to cause, material harm to the Company's financial status or reputation.

5.    Income Taxes - The Participant shall notify the Company immediately of any election made with respect to this Agreement under Section 83(b) of the Internal Revenue Code of 1986, as amended. Upon vesting and delivery of Awarded Shares to the Participant, the Company shall have the right to withhold from any such distribution, in order to meet the Company's tax withholding obligations, shares of Common Stock with a Fair Market Value (as defined in the Plan) equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution.

6.    Nonassignability - The Participant's rights and interest in the Awarded Shares may not be assigned, pledged, or transferred prior to vesting except, in the event of death, to a designated beneficiary or by will or by the laws of descent and distribution. This Agreement and all of Participant's rights, duties and obligations hereunder are personal in nature and may not be assigned, delegated or otherwise disposed of by the Participant.

7.    Effect Upon Employment - This Agreement is not to be construed as giving any right to the Participant for continuous employment by the Company or a subsidiary or affiliate. The Company and its subsidiaries and affiliates retain the right to terminate the Participant at will and with or without cause at any time.

8.    Successors and Assigns - This Agreement shall inure to the benefit of and shall be binding upon the Company and the Participant and their respective heirs, successors and assigns.

9.    Protective Covenants - In consideration of the Awarded Shares granted under this Agreement, the Participant covenants and agrees as follows (the "Protective Covenants"):

(a)    During the Participant's employment with the Company, and for a two-year period following the termination of the Participant's employment with the Company, Participant agrees (i) not to compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts, or (ii) directly or indirectly solicit any of the Company's customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of the Participant or for the benefit of any third party, nor shall the Participant accept consideration or negotiate or enter into agreements with such parties for the benefit of the Participant or any third party.

(b)    During the Participant's employment with the Company, and for a two-year period following the termination of the Participant's employment with the Company, the Participant shall not, directly or indirectly, on behalf of the Participant or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company or its subsidiaries or affiliates to leave the Company's employ (or the employ of such subsidiary or affiliate) or to hire or to cause any employee of the Company to become employed for any reason whatsoever.

(c)    The Participant shall not, at any time or in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company's good name or business reputation.

(d)    The Participant acknowledges that the Company would not have an adequate remedy at law for monetary damages if the Participant breaches these Protective Covenants. Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company will be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In addition, upon any breach of these Protective Covenants or any separate confidentiality agreement or confidentiality provision between the Company and the Participant, all Participant's rights to receive theretofore unvested Awarded Shares and dividends relating thereto under this Agreement shall be forfeited.

(e)    For purposes of this section 9, the term "Company" shall include all subsidiaries and affiliates of the Company, including, without limitation, Florida Power & Light Company and FPL Energy, LLC, and their respective subsidiaries and affiliates (such subsidiaries and affiliates being hereinafter referred to as the "FPL Entities"). The Company and the Participant agree that each of the FPL Entities is an intended third-party beneficiary of this section 9, and further agree that each of the FPL Entities is entitled to enforce the provisions of this section 9 in accordance with its terms.

(f)    Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.

10.    Incorporation of Plan's Terms - This Agreement (insofar as it relates to the Awarded Shares) is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement (including, but not limited to, the provisions of Section 9 of the Plan pertaining to a Change of Control). If there is a difference or conflict between the provisions of this Agreement and the mandatory provisions of the Plan, the provisions of the Plan will govern. If there is a difference or conflict between the provisions of this Agreement and a provision of the Plan as to which the Committee is authorized to make a contrary determination, the provisions of this Agreement will govern. Except as otherwise expressly defined in this Agreement, all terms used herein are used as defined in the Plan as it may be amended from time to time. The Company and the Committee retain all authority and powers granted by the Plan as it may be amended from time to time to the extent not expressly limited by this Agreement. The Participant acknowledges that he may not and will not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Agreement.

11.    Interpretation of Other Equity Award Agreements. (a) If one of the following occurs:

    the Participant remains employed in good standing by the Company and FPL through the Vesting Date, and thereafter retires; or

    the Participant remains employed in good standing by the Company and FPL through the date on which the person serving as the Company's Chief Executive Officer on the date hereof terminates employment with the Company for any reason (such termination being hereinafter referred to as a "Significant Management Change" and the date on which such termination is effective being hereinafter referred to as the "Significant Management Change Date") and thereafter retires, then such retirement shall be designated as an "early retirement at the Company's request" solely for purposes of the applicable provisions of the Award Agreements listed on Exhibit B attached hereto and made a part hereof, and the then-serving Chief Executive Officer of the Company shall execute a designation to such effect.

(b)    If the Participant terminates his employment with the Company absent the occurrence of (i) one of the conditions set forth in section 11(a), or (ii) a Change of Control, then such termination, whether or not denominated as a retirement, shall not be deemed an "early retirement at the Company's request" for any purpose.

(c)    If the Participant terminates his employment following a Change of Control his rights to the Awarded Shares and any other then-unvested equity awards shall be as set forth in Section 9.01(ii) of the Plan on the date hereof.

12.    Significant Management Change - If no Change of Control has then occurred, and the Participant, after giving at least thirty (30) days prior written notice, retires from the Company effective on a date which is prior to the Vesting Date but after the Significant Management Change Date, the Awarded Shares will be forfeited as of the date on which the Participant retires and the Company will pay the Participant $300,000 as soon as reasonably practicable after his retirement date and in accordance with its normal payroll practices, subject to applicable withholding.

13.    Interpretation - The Committee has the sole and absolute right and discretion to interpret the provisions of this Agreement.

14.    Governing Law/Jurisdiction - This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to this Agreement may be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida. The Company and the Participant hereby consent to the nonexclusive personal jurisdiction of the courts described in this section 14 for the purpose of all suits, actions, and proceedings relating to the Agreement or the Plan. The Company and the Participant each waive all objections to venue and to all claims that a court chosen in accordance with this section 14 is improper based on a venue or a forum non conveniens claim.

15.    Amendment - This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company (upon the approval of the Committee) and the Participant.

16.    Adjustments - In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation, combination or exchange of shares or similar corporate change, then the number of Awarded Shares shall be adjusted proportionately. No adjustment will be made in connection with the payment by the Company of any cash dividend on its Common Stock or in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

17.    Data Privacy - By entering into this Agreement, the Participant: (i) authorizes the Company and any of its subsidiaries and affiliates, and any agent of the Company and a subsidiary or affiliate administering the Plan or providing Plan recordkeeping services, to disclose to the Company and any of its subsidiaries or affiliates such information and data as the Company or any such subsidiary or affiliate shall reasonably request in order to facilitate the administration of this Agreement; and (ii) authorizes the Company and any of its subsidiaries or affiliates to store and transmit such information in electronic form, provided such information is appropriately safeguarded in accordance with Company policy.

18.    Notices - All notices and other communications required or permitted by this Agreement or necessary or convenient in connection with it shall be in writing and shall be deemed to have been given when delivered by hand or overnight delivery or mailed by registered or certified mail, return receipt requested, to:

FPL Group, Inc.:	Participant:
Mr. R. H. Escoto	K. Michael Davis
Executive Vice President, Human Resources	1101 NW 115 Ave
700 Universe Boulevard	Plantation, Florida 33323
Juno Beach, Florida 33408
bob_escoto@fpl.com

By signing this Agreement, the Participant accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that he has received a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FPL GROUP, INC.

ROBERT H. ESCOTO

Robert H. Escoto
Executive Vice President, Human Resources

K. MICHAEL DAVIS

K. Michael Davis

Exhibit "A"

LEGEND TO BE PLACED ON STOCK CERTIFICATE

The shares represented by this certificate are subject to the provisions of the FPL Group, Inc. Amended and Restated Long Term Incentive Plan (the "Plan") and a Restricted Stock Award and Retention Agreement (the "Agreement") between the holder hereof and FPL Group, Inc. and may not be sold or transferred except in accordance therewith. Copies of the Plan and Agreement are kept on file by the Vice President & Corporate Secretary of FPL Group, Inc.

Exhibit "B"

EQUITY AWARD AGREEMENTS

for K. Michael Davis

2008 Performance Share Award Agreement	February 15, 2008
2007 Performance Share Award Agreement	February 15, 2007
2006 Performance Share Award Agreement	February 17, 2006

Restricted Stock Award Agreement	February 15, 2008
Restricted Stock Award Agreement	February 15, 2007
Restricted Stock Award Agreement	February 16, 2006

Non-Qualified Stock Option Agreement	February 15, 2008
2007 Stock Option Award Non-Qualified Stock Option Agreement	February 15, 2007
2006 Stock Option Award Non-Qualified Stock Option Agreement	February 16, 2006